Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-206678 on Form S-3 of our report dated February 7, 2017, relating to the consolidated financial statements of General Motors Financial Company, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of General Motors Financial Company, Inc. for the year ended December 31, 2016.

/s/Deloitte & Touche LLP
Fort Worth, Texas
February 7, 2017